SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Under Section 12(b) or 12(g) of The Securities Exchange Act of 1934

Green Star Alternative Energy, Inc.

(Exact name of registrant in charter)

Nevada	88-0492010

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

7676 Hazard Center Driver, Suite 500, San Diego, California 92108

(Address of Principal Executive Offices)

(619) 497-2555

(Issuer's Telephone No., Including Area Code)

Securities to be registered under Section 12(b) of the Act:
Title of each class to be so registered	Name of Each Exchange on each class is to be
None	None

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, par value $0.001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes [ ] No [X]

As used herein, the terms "we," "our," "us" and the "Company" refers to Green Star Alternative Energy, Inc., unless otherwise noted.

Item 1.  Description of Business

Corporate Background

Green Star Alternative Energy, Inc., a Nevada corporation (the "Company") was incorporated in the state of Nevada on March 2, 2001 under the name R & R Travel, Inc. At that time our management approved a conceptual business plan of providing a professional organization that offered travel and educational seminars and workshops for its clients. After the remarkable changes in the business climate that occurred on September 11, 2001, management suspended some of these efforts and waited to observe the effects on the travel industry.

Later and with the unsettling events that followed and the commencement of the Iraq War in March 2003, management changed our strategy but in 2003 and 2004 the Company continued to market our travel and educational seminars and workshops. At the time management reviewed the curriculum offerings and travel options relevant for more targeted market segments.

Reassessment and New Business

In 2005 and 2006 we generated revenues from our seminars and workshops however in 2007, our management reassessed their business plans and in May 2008 we changed our corporate focus and elected new officers and directors with the result that we abandoned the business of offering travel and educational seminars and workshops.

On July 3, 2008 and due to the efforts of our new management, our stockholders approved an amendment to our Articles of Incorporation so that, as amended, we changed our corporate name to Green Star Alternative Energy, Inc. and increased the authorized common stock to 200,000,000 shares via a five for one forward split of our Common Stock.

Our new management has been focusing on opportunities that may allow us to participate in clean, environmentally friendly energy generation projects. As a result, we are focused on wind energy generation projects via participation in joint ventures, partnerships, and other agreements. Our strategy is to participate, on a selective basis consistent with our limited managerial and financial resources, in projects that may offer significant commercial opportunities in the clean, environmentally-friendly energy generation segment. To that end, we have entered into a joint venture with Notos d.o.o., a corporation domiciled in the Republic of Serbia ("Notos") and with Sirius Regulus, d.o.o., a corporation also domiciled in the Republic of Serbia ("Sirius") (the "Serbian Joint Venture"). The Serbian Joint Venture is focused on generating electricity from wind-power at a wind farm located at the Belo Blato Wind Energy Project in the province of Vojvodina in the Republic of Serbia.

Our review of the business and political environment of the Republic of Serbia has provided us with a strong incentive to implement this project. First, Serbia is a democratic state comprised of Serbia (Serbia proper and the two autonomous provinces of Vojvodina and Kosovo-Metohija. Its population (excluding Kosovo) is approximately 7.5 million.

The country is located in the central part of the Balkan Peninsula, on an important transportation route linking Europe and Asia and occupying an area of 88,361 square kilometres at the "cross-roads" of central and southern Europe. The international roads and railways passing through Serbia make up the shortest link between Western and Central Europe, on the one side, and the Middle East, Asia and Africa, on the other. It is also in the West European time zone (one hour ahead of Greenwich Time). Its climate is temperate continental, with a gradual transition between the four seasons of the year. The length of Serbia's border is 2114 km. To the East, Serbia borders with Bulgaria, to the North East with Romania, to the North with Hungary, to the West with Croatia and Bosnia and Herzegovina, and to the South with Albania and Macedonia.

While the country has had significant political upheaval during the last 19 years and its legal and political environment present some risks to us, we believe that Serbia's endowment of renewable energy resources is substantial and the clean energy industry is in its infancy.

Based on the assessments of our management and without any independent third party evaluation, we estimate that Serbia produced energy equal to 8.796 Mtoe (million tons of oil equivalent) and imported 6.139 Mtoe. Renewables made up only 5.6% of the country's primary energy supply during 2007. All of the renewable energy (9,928 GWh) was produced by hydro power plants.

And while there are great regional differences in the availability of wind energy in Serbia and significant differences are present even at small distances, we believe that the availability of wind energy in Serbia is greater in lower areas than in higher ones. The Northern part of Serbia is characterized by a strong local southeast wind (known, as "kosava").

Our review of the current Serbian Energy Policy sets out three crucial elements of sustainable development: competitive energy markets, environment protection, and energy efficiency and use of renewable sources. Energy Law was adopted by the National Assembly of Serbia on July 22, 2004 and entered into force on August 1, 2004. Serbia's Energy Law currently regulates the following:

•	Energy policy objectives and the method of its implementation
•	Energy market organization and functioning
•	Conditions for regular and high quality consumer energy supply and for ensuring safe, reliable and efficient energy production
•	Management of energy transmission, transportation and distribution systems and the method of securing the smooth functioning and development of these systems
•	The conditions for and method of carrying out energy activities, energy efficiency and environmental protection conditions in carrying out energy activities
•	Monitoring of the implementation of the Energy Law

To that end, Serbia established the Energy Agency of The Republic of Serbia (SEA), the Energy Efficiency Agency of The Republic of Serbia (SEEA), and the Energy Association. The Energy Association works under the industry sector of the Serbian Chamber of Commerce fort the development of the energy sector, research activities related to the energy sector, development of energy sector-related regulations, and a host of efforts designed to monitor energy sector capital formation and market liberalization.

While the laws of Serbia may change in the future, there can be no assurance that the opportunities that we have identified will not later change or be reduced as a result of later legal and regulatory changes. In addition, our activities will likely be governed by the laws and courts of the Republic of Serbia.

Currently, there is currently only one producer and distributor of electrical power in the Republic of Serbia. It is known as Elektroprivreda Srbije (or "EPS"). This state-owned entity is the sole source for all electric power generation, distribution, and sales in the Republic of Serbia. Its activities include: electric power generation; electric power distribution and distribution system management; electric power trade; coal production, processing and transport; steam and hot water production in combined heating processes; water power utilization and services in river and lake traffic; wholesale trade in fuel and similar products; research and development; design, construction and maintenance of energy and mining plants; design, construction and operation of telecommunication facilities; engineering.

We selected the Republic of Serbia because we believe that the institutional and political framework present in Serbia when combined with the change in Serbia's laws on August 1, 2004, may allow us an opportunity to gain greater access to all energy systems and energy supply networks than that found in other comparable markets. This has resulted in greater liberalization of the energy market and, very significantly, greater opportunities to generate and distribute energy from renewable energy sources.

We believe that another key element in entering the Serbian energy market is supply vs. demand. Since the year 2000, no substantial new electrical capacity has been introduced by EPS. The past several years have seen similar levels of power generation, despite the increasing requirements of households and industry. We believe that our 'renewable energy producer' status allows for the sale of electrical energy directly to EPS, through the government mandated purchase program. The undersupplied Serbian market requires much more domestic power generation that we may be able to provide. In 2007, demand exceeded supply for eleven months of the year; thus, forcing EPS to import power from other countries in order to satisfy consumption. This opportunity may provide the basis for growth opportunities.

Currently, there are no wind power projects producing energy in Serbia. We believe that this offers us a significant opportunity to become the first wind energy producer in Serbia and the opportunity to help shape the industry on a national level within Serbia. If we are successful in implementing the Serbian Joint Venture we may be the first to begin utilizing the 2000+ MW of wind resources available.

We are using our existing but limited financial resources to evaluate potential wind farm locations and fund an analysis of the proposed construction of a 20 MW wind power facility in the Republic of Serbia. To fully implement our business plans we will need to raise significant amounts of additional capital to develop the planned larger scale power plants to a total of 300 MW by 2013. To the extent that we are able, we intend to work closely with administrative representatives of Republic of Serbia and seek tax incentives, legislative support for the expansion of wind power production, and support for the effective marshalling of wind resources critical for the expansion of electrical production.

The Vojvodina AP region of Serbia is particularly attractive to us: our studies reveal that two-thirds of this region has wind speeds that exceed 4 m/s. The Pannonian Plain, north of the Danube, covers approximately 2000 square kilometres. The prerequisite constant level of 5 m/s can be found in several locations: Bela Crkva, Indija, Irig, Sombor, Novi Sad, Vrsac, and Zrenjanin. Wind measurements in this region are of particular importance because the lowland terrain provides very reliable space extrapolation of measurements in a wide radius around the measurement mast (20 to 30km). The capital required to construct wind power facilities in this region are mitigated by several factors: a well developed electrical distribution network in Vojvodina lessens the costs for grid connection, the River Danube and road infrastructure allow for inexpensive transport of poles, blades, and generators to the building sites, and the lowland terrain reduces erection costs. Nonetheless, we anticipate that we will need to raise significant amount of additional capital if we are to implement these plans. These aspects have a significant impact on the prospects that may allow us achieve profitability in building and operating wind farms in the area. Vojvodina also has relatively low keraunic level, which is also a relevant factor in selecting locations for a wind farm.

For these reasons, we believe that Vojvodina is an attractive location for our first planned wind farm project since it has an abundance of wind resources, low keraunic level, a well developed electrical distribution network, transportation infrastructure, and favorable building terrain.

Trade Names, Trademarks and Service Marks

We may, as circumstances require, develop and implement Green Star Alternative Energy trademarks and/or service marks which will enhance a customer's ability to identify the Company, as well as the products and services to be offered by the Company.

Currently, we have not developed and implemented any trademarks and/or service marks, and therefore we have not filed any applications to register any trademarks and/or service marks. Furthermore, we are unaware of names similar to the trade names to be used by us which are used by other persons.

Our overall policy will be to pursue registration of our marks whenever possible and to oppose vigorously any infringement of its marks. There can be no assurance that if and when we develop and implement our trademarks and/or service marks, that such trademarks and/or service marks will afford protection against competitors with similar products and services. There can also be no assurance that our trademarks and/or service marks will not be infringed upon or designed around by others, or that we can adequately prosecute or defend any infringements.

Competition

Under current market conditions, all of the electricity generated in the Republic of Serbia is generated by Elektroprivreda Srbije (or "EPS"). Thus, EPS has a monopoly on electric power generation, sales, and distribution (through EMS, Elektromreza Srbije) within Serbia. However, under the laws adopted by Serbia, effective August 1, 2004, the country has openly encouraged private capital investors to participate in establishing and operating electric generation, distribution, and marketing.

Serbian Energy Law states the following long-term objectives as the bases for Serbian energy policy: secure, quality, and reliable supply of energy and energy carriers; stimulation of market competition based on principles of non-discrimination, transparency, and stimulation of competitiveness of the economy in the Republic of Serbia; creation of conditions for safe and reliable operation and functioning of energy systems; creation of transparent, attractive, and stable conditions for investments into building, revitalization, and upgrading of energy-related facilities and systems, as well as creation of conditions for their connection to energy systems of other countries; stimulation of renewable energy sources; decentralization of rights and responsibilities in planning and execution of development programs in the energy sector.

Regulatory Aspects

The new institutions founding according to Serbian Energy Law are the Energy Agency of the Republic of Serbia (SEA), the Energy Efficiency Agency (SEEA), and the Energy Association. The Energy Association works under the industry sector of the Serbian Chamber of Commerce and is responsible for the following: development of the energy sector; initiation and drafting of laws, sub-laws, and regulations relevant to the energy sector; monitoring the international funding of the Serbian industry; monitoring the inflow of foreign investments and overseeing the process of electricity market liberalization.

This body is working proactively with foreign companies wishing to do business within the Republic of Serbia. They provide the necessary support and guidance through the various processes of licensing and regulatory approval. Consent for the construction of wind farms is required on multiple levels. Federal permission to produce electricity is mandatory; regional (municipal) authorization for building a wind farm; design and implementation of the technologies is overseen by EMS (Elektromreza Srbije), Serbian Transmission System and Market Operator.

Although the regulatory process is not brief, it is not onerous. Green Star benefits greatly from the strategic joint venture with the Serbian clean energy company Notos. Their expertise expedites the licensing process and provides greater profitability by abbreviating development time.

Item 1A.  Risk Factors

Our business organization and existing debt and obligations on our balance sheet all involve elements of substantial risk. In addition, our assets and operations will be concentrated in a joint venture operating in the Republic of Serbia. As a result, many of these risks arise from factors over which we will have little or no control. Some adverse events may be more likely than others and the consequence of some adverse events may be greater than others. No attempt has been made to rank risks in the order of their likelihood or potential harm. In addition to those general risks enumerated elsewhere, any purchaser of our Common Stock should also consider the following factors.

Continued Operating Losses & Lack of Operating History.

We incurred $198,058 in net losses during the year ending December 31, 2008 and we anticipate that we will incur significant additional losses in the future as well. We do not have any significant revenue-producing operations and we continue to incur costs and expenses for the Serbian Joint Venture, administrative costs, and other expenses. Further, because we are entering a new business, we lack a substantial operating history on which to base our anticipated expense and revenues. There is no assurance that we will be successful or that we will be profitable or achieve positive cash flow in the future.

Risks of Investing in Serbia.

If we are successful in raising additional capital and in implementing our strategy, all of our assets and operations will be located in the Republic of Serbia and we will be subject to the laws, political environment, and other risks and uncertainties. Serbia is not a member of the European Union and there can be no assurance that it will be admitted as a member of the European Union at any time in the near future. As a result, the legal, political, and financial environment of Serbia possesses significantly greater risks than that found within the European Union.

Uncertainties & Lack of Revenues.

While we have expended substantial resources to implements our strategy to participate in the renewable "clean energy" industry through joint ventures, partnerships, and other arrangements, there can be no assurance that the Company will be successful in these efforts or if we are successful, that we will generate and maintain revenues sufficient to sustain profitable operations with positive cash flow.

Current Financial Structure, Limited Equity, Limited Working Capital & Need for Additional Financing.

While we believe hat our financial policies have been prudent, we anticipate will need to raise approximately $2,200,000 in additional capital to meet its operating, marketing, and working capital needs. We have, as of December 31, 2008, an aggregate of $151,368 in outstanding debt. We anticipate that we will, over the next twelve months, seek to raise at least $5,000,000 in additional capital for working capital needs however, we have not determined how we will do so or the likelihood of any efforts to obtain any additional capital. We have had only limited discussions with potential investors and it does not anticipate receiving any assurances that we will obtain any such additional capital. We have not received any assurances from any investor that they will invest any funds into the Company and we have not sought to receive and we have not received any commitments or assurances from any underwriter, investment banker, venture capital fund, or other individual or institutional investor for the $5,000,000 in funds that we need for working capital. In the event that we do not receive all or nearly all of the $5,000,000 needed for additional working capital, we may not be able to undertake our planned operations or if we do, that we will be able to do so at a level that will be profitable. There can be no assurance that we will be successful in continuing to meet its cash requirements or in raising a sufficient amount of additional capital, or if it is successful, that we will be able to achieve these objectives on reasonable terms in light of our current circumstances.

Qualified Auditor's Opinion.

Our independent public accountants issued a qualified opinion on our financial statements for the year ended December 31, 2008 with respect to uncertainties concerning our ability to continue as a going concern.

Subordinate to Existing and Future Debt.

All of our Common Stock is and will remain subordinate to the claims of our existing and future creditors. As of December 31, 2008, we had $151,368 shown as Total Liabilities on our Balance Sheet. These existing claims together with likely additional debts, obligations, and other commitments that we give to others in the future, will be superior to any rights and interests of our stockholders.

Limited Public Market.

There is a limited trading market for our Common Shares, and there is no guarantee that a continuous liquid trading market will subsequently develop. All of our Common Shares are traded only on the non-OTC Pink Sheets Market and there can be no assurance that the Common Shares will ever gain any liquid trading volumes in any other market or gain listing on any stock exchange. The U.S. Securities and Exchange Commission requires that any company whose securities are traded on the Bulletin Board Market file a Form 10 and become a "reporting company" and thereby become subject to the reporting requirements of Section 13 of the Securities Exchange Act of 1934. We are currently not a "reporting company" and we are not subject to the continuous disclosure obligations of Section 13 of the Securities Exchange Act of 1934. While we have filed this Form 10, there can be no assurance that we will, if we gain trading privileges on the Bulletin Board Market, that we will be successful in complying with the requirements to retain trading privileges for our Common Shares on the Bulletin Board.

Concentration & Lack of Diversification.

Our assets are invested in our joint venture with Notos, d.o.o. and Sirius Regulus, d.o.o. both of which are limited liability companies domiciled in the Republic of Serbia. While we believe that this is prudent and appropriate in our current circumstances, in the event that we are not successful, we will likely incur substantial and protracted losses since we lacks diversification and an investor who purchases our Common Stock may have no real ability to gain the return of their investment.

Control.

Our present directors and officers hold the power to vote an aggregate of about 38% of our Common Shares as of April 1, 2009. As a result, any person who acquires our Common Shares will likely have little or no ability to influence or control the Company.

Competition.

Currently, all of the electricity generated in the Republic of Serbia is generated by Elektroprivreda Srbije (or "EPS") which holds a monopoly on generation, distribution, and sale of electricity in Serbia. While we believe that the legal, political, and economic environment in Serbia has changed with the result that there are valuable opportunities for us and our partners in the Serbian Joint Venture, there can be no assurance that the extent of the change will not be far less than our current perceptions. As a result, we may encounter adverse legal, political, and economic barriers that could lead to significant and protracted losses with the result that any person who acquires our Common Stock could lose all or substantially all of their investment.

Dependence Upon Key Personnel and New Employees.

We believe that our success will depend, to a significant extent, on the efforts and abilities of Peter Gilcud and Jesse M. De Castro, our sole corporate officers. The loss of the services of Mr. Gilvcud or Mr. De Castro could have a material and continuing adverse effect on us. Our success also depends upon our ability to attract and retain qualified employees. Hiring to meet our anticipated operations will require that we assimilate significant numbers of new employees during a relatively short period of time.

Key Man Insurance & No Full-Time Management.

We have no present plans to obtain key man life insurance on the life of Peter Gilcud or Jesse M. De Castro and it is unlikely that we will obtain any such insurance in the future. In the event that either of them are unable to perform their duties, our business may be adversely impacted. Both Mr. Gilcud and Mr. De Castro have other full-time employment and are only able to devote a limited amount of time to the Company's affairs. As a result, the management of the Company is limited and they are not able to devote the time and attention to evaluating matters that may have a significant impact on the Company. If we grow, we will need to hire additional management and our ability to employ suitable management at an acceptable cost, in light of our limited financial resources, can not be assured.

Lack of Independent Evaluation of Business Plan & Proposed Strategy.

We have not obtained any independent evaluation of our s Business Plan and our proposed business strategy. There can be no assurance that our plans or proposed strategy will generate any revenues, or if revenues can be generated, that they can be generated at a level to achieve or maintain profitability, positive cash flow or both.

Lack of Experienced Management.

Our sole officers, Peter Gilcud and Jesse M. De Castro, have no substantial recent experience in acquiring, establishing, developing, or operating wind energy generating or energy distribution operations. As a result, we will need to secure the services of others who possess the management skill, experience, and industry knowledge. There can be no assurance that we can secure and retain the necessary management and staff on terms acceptable to us.

No Assurance of Availability of the Additional Capital & Payment of Outstanding Debt.

Our success will be dependent upon our ability to raise approximately $5,000,000 in additional capital on favorable terms and otherwise our ability to meet anticipated monthly cash funding requirements of $60,000. We have received no commitment from any underwriter or other source of capital that any additional capital will be provided to us. If we are not successful in raising the additional capital, we will likely be unable to build the wind farm and, as a result, incur additional losses thereby. There can be no assurance that we will be successful in completing any needed transaction or in obtaining any additional financing. And if any such transaction or financing is completed, there can be no guarantee that it can be completed on terms that are reasonable in light of our current circumstances.

No Planned Dividends.

We do not anticipate that we will pay any dividends on our Common Stock at any time in the foreseeable future.

Indebtedness to Corporate Officer.

We have issued unsecured promissory notes to Jesse M. De Castro, our Chief Financial Officer, Secretary, and Director of the Company in consideration of our receipt of needed cash investments from him. While each of these promissory notes may be prepaid without penalty and carry an interest rate of 7%, these financial obligations are significant in light of our existing limited assets.

Issuance of Secured Promissory Note.

We issued a secured Promissory Note to Seal Commercial, S.A. in connection with our purchase of Wind Sensors. The secured promissory note was issued on September 25, 2009 and is secured by the Wind Sensors. While the promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2009, substantially all of our assets serve as collateral for this promissory note.

Conflicts of Interest.

We have issued several promissory notes to Jesse M. De Castro, our Chief Financial Officer, Secretary, and Director of the Company and we have entered into an employment agreement with him. These transactions all involve a "conflict of interest." A conflict of interest arises whenever a party has an interest in both sides of a transaction. We anticipate that we will likely have transactions with one or more persons where a conflict of interest can be said to exist. Further, while we believe that these transactions were fair to the Company and were entered into on terms that would be substantially no different than the terms that the Company would obtain if it had entered into the same or similar transactions with a third party, there can be no assurance that we have been successful in resolving the conflicts of interest associated with each of these transactions or that we will be successful in resolving conflicts of interest in the future.

Lack of Diversification.

Our proposed business involving the proposed operation of wind energy generation and distribution facilities located in the Republic of Serbia and will not provide any diversification. If we are successful, all of our business and assets will be concentrated in the same industry.

Potential Dilution.

Funding of our proposed business plan is likely to result in substantial and on-going dilution of our existing stockholders. While there can be no guarantee that we will be successful in raising additional capital, if we are successful in obtaining any additional capital, existing stockholders may incur substantial dilution.

Rule 144 Stock Sales.

As of April 1, 2009 we had 22,480,000 shares of our Common Stock outstanding as "restricted securities" which may be sold only in compliance with Rule 144 adopted under the Securities Act of 1933 (the "1933 Act") or other applicable exemptions from registration. In general, and the revised Rule 144 (as revised by the Securities and Exchange Commission effective February 15, 2008), a person who is not an "affiliate" (as defined by Rule 144(a)(1)) of the Company is required to hold restricted securities for a period of one year from the date at which the securities were acquired. After that date, the restricted securities legend may be removed and the securities may be publicly re-sold. In that light, possible or actual sales of the Company's Common Stock by present shareholders under Rule 144 may have a depressive effect on the price of our Common Stock if any liquid trading market develops.

Risks of Low Priced Stocks.

Trading in our Common Stock is limited. Consequently, a shareholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our Common Stock. In the absence of a security being quoted on NASDAQ, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock is covered by Rule 3a51-1 promulgated under the Securities Exchange Act of 1934 for non-NASDAQ and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse) must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are also exempt from this rule if the market price is at least $5.00 per share, or for warrants, if the warrants have an exercise price of at least $5.00 per share. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure related to the market for penny stocks and for trades in any stock defined as a penny stock.

The Commission has adopted regulations under such Act which define a penny stock to be any NASDAQ or non-NASDAQ equity security that has a market price or exercise price of less than $5.00 per share and allow for the enforcement against violators of the proposed rules.

In addition, unless exempt, the rules require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule prepared by the Commission explaining important concepts involving a penny stock market, the nature of such market, terms used in such market, the broker/dealer's duties to the customer, a toll-free telephone number for inquiries about the broker/dealer's disciplinary history, and the customer's rights and remedies in case of fraud or abuse in the sale.

Disclosure also must be made about commissions payable to both the broker/dealer and the registered representative, current quotations for the securities, and, if the broker/dealer is the sole market maker, the broker/dealer must disclose this fact and its control over the market. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. While many NASDAQ stocks are covered by the proposed definition of penny stock, transactions in NASDAQ stock are exempt from all but the sole market-maker provision for (i) issuers who have $2,000,000 in tangible assets has been in operation for at least three years ($5,000,000 if the issuer has not been in continuous operation for three years), (ii) transactions in which the customer is an institutional accredited investor, and (iii) transactions that are not recommended by the broker/dealer. In addition, transactions in a NASDAQ security directly with the NASDAQ market maker for such securities, are subject only to the sole market-maker disclosure, and the disclosure with regard to commissions to be paid to the broker/dealer and the registered representatives. The Company's securities are subject to the above rules on penny stocks and the market liquidity for the Company's securities could be severely affected by limiting the ability of broker/dealers to sell the Company's securities.

Item 2.  Financial Information.

Management's Discussion and Analysis or Plan of Operation

Since May 2008, our new management has embarked on the strategy of undertaking efforts to enter into joint ventures, partnerships, and other arrangements with suitable partners in the "clean energy" generation, distribution, and sales market. Our strategic focus has been expansive and we examined several opportunities, on a worldwide basis, that later allowed us to further refine our parameters and the types of projects and geographic locations.

Through this process, we developed a business relationship with the principals of Notos, d..o.o. ("Notos") and Sirius Regulus, d.o.o. ("Sirius") both entities are limited liability companies domniciled in the Republic of Serbia. The management of Notos has experience in energy distribution and Sirius owns land and facilities at the Belo Blato Wind Farm, also located in Serbia.

In August 2008 and based on these discussions, we entered into a Letter of Intent with Notos and a Letter of Intent with Sirius. The terms of each Letter of Intent provided that we were to acquire all of the outstanding capital stock of each of these companies with the result that both Notos and Sirius were to become a wholly-owned subsidiary. After further review and evaluation and prior to the planned closing of the acquisitions envisioned by each of the Letters of Intent, the parties agreed that the proposed acquisition transactions be abandoned.

At that time and in place of the plans set forth in the letters of intent, we, Notos and Sirius agreed to form a joint venture and we entered in the joint venture agreement (the "Serbian Joint Venture"). Through the Serbian Joint Venture we seek to generate electricity from wind-power at a wind farm located at the Belo Blato Wind Energy Project in the province of Vojvodina in the Republic of Serbia.

1.   The Company intends to begin the construction of Belo Blato in the fourth quarter of 2009 and erect 5 wind towers before the end of the year. The Belo Blato is expected to be completed by August of 2010; at which point, other developments will be underway leading to a build out of 35 MW of installed wind energy capacity by the end of 2010.

2.   The Company will need to raise an additional $5,000,000 for capital expenditures and will do so under a private placement for common stock within the Company. The anticipated cost is 5%, or $250,000.

3.   The anticipated capital expenditures in 2009 are $5,000,000. These funds will go to the erection of 5 wind turbines on the Belo Blato site. This includes the cost to purchase the poles, blades, and generators; as well as, the erection costs and grid connection.

4.   The Company will hire four additional employees. Two employees will be required to administer secretarial and office duties. One Technical Supervisor will be required to oversee all technical aspects of the wind farm development. And one Site Supervisor will be required to oversee the construction aspects of the wind farm development.

5.   The joint venture will need to acquire licenses on three levels: municipal, technical, and then federal. The first step is to receive approval from the municipality in which the Company wishes to develop a wind power facility. There is no cost for this authorization. The technical component is overseen by EMS (Elektromreza Srbije, the state owned transmission operator). This license has a cost of 15000 Euros. The final endorsement comes from the federal Ministry of Energy, at a cost of 25,000 Euros. At present, the municipal license has been received and the EMS license is expected within the next 30 days.

6.   The Company will generate revenues in the fourth quarter of 2009 by producing electricity from the Belo Blato project and selling it to EPS. An additional source of revenue will be created by the sale of carbon emission credits. 2009 revenues are projected to be approximately $390,000.

Planned Operations and Management

We expect to maintain financial and accounting controls for the Company through the use of centralized accounting and management information systems. Operations information will be collected at our offices.

Overall management will be conducted by our current officers, Peter Gilcud and Jesse M. De Castro. Our planned operations will require four employees with the following titles: Secretary, Office Manager, Technical Supervisor, Site Supervisor.

Item 3.  Description of Property

We currently maintain an office at 7676 Hazard Center Drive, Suite 500, San Diego, California 92108 under an oral agreement at no cost with our corporate counsel at which our telephone number is 619-497-2555. We do not own or maintain any other offices or other real estate.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information relating to the beneficial ownership of Company common stock by those persons beneficially holding more than 5% of the Company's capital stock, by the Company's directors and executive officers, and by all of the Company's directors and executive officers as a group.

(1)	(2)	(3)	(4)
Title Of Class	Name And Address Of Beneficial Owner	Amount And Nature Of Beneficial Owner	Percent Of Class

Common Stock	Jesse M. De Castro	10,000,000 (1)	38.10% (1)
Common Stock	Peter Gilcud	0	0%

Total for all persons as a group (2 persons)		10,000,000 (3)	38.10%

Footnote:
(1.)	Represents shares held by De Castro Investments. Inc., an entity owned and controlled by Jesse M. De Castro, the Company's Chief Financial Officer, Secretary, and Director.

Item 5.  Directors, Executive Officers, Promoters and Control Persons.

The members of the Board of Directors of the Company serve until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the directors and executive officers of the Company is as follows:

Name	Age	Position	Date Elected

Peter Gilcud Green Star Alternative Energy, Inc. 7676 Hazard Center Drive, Suite 500 San Diego, California 92108	56	President & Director	07/03/2007

Jesse M. De Castro Green Star Alternative Energy, Inc. 7676 Hazard Center Drive, Suite 500 San Diego, California 92108	33	Chief Financial Officer, Secretary & Director	05/27/2008

Each of the foregoing persons may be deemed a "promoter" of the Company, as that term is defined in the rules and regulations promulgated under the Securities Act of 1933. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.

Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

Peter Gilcud.  Mr. Gilcud serves as the Issuer's Chief Executive Officer and Director. Prior to joining the Issuer, Mr. Gilcud served as President/ Director of Fresh Creek Holdings Ltd.from June 1990 to April 2000, Mr. Gilcud was President & CEO of Bahamas Transport Ltd. From February 2000 to June 2007, Mr. Gilcud was appointed CEO and Director of the Issuer in June 2007. Mr. Gilcud holds a Bachelors and Masters degree in Economics and Political Science from the University of Minnesota-Minneapolis.

Jesse M. De Castro.  Mr. De Castro serves as the Issuer's Chief Financial Officer, Treasurer, Secretary, and Director. Concurrently Mr. De Castro serves as the Asset and Liability Analyst for North Shore Credit Union. From 2002 to 2005, Mr. De Castro was Vice-President in charge of Energy Sector Analysis for Altus Capital Corp. From 2004 to 2007, Mr. De Castro was Consultant to SBS Ltd. on alternative energy. Mr. De Castro holds a BSc in Actuarial Science degree from Simon Fraser University.

Item 6.  Executive Compensation

The Company's Board of Directors has authorized the compensation of its officers with the following annual cash salaries:

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Annual Compensation
		Salary ($) (c)	Bonus ($) (d)	Other Annual Compensation ($) (e)
Peter Gilcud President and Director	2007 2008	$0 $0	0 0	0 0
Jesse M. De Castro Chief Financial Officer, Secretary and Director	2007 2008	$0 $22,000	0 0	0 0

The Company may change or increase salaries as the Company's profits and cash flow allow. The amount of any increase in salaries and compensation for existing officers has not been determined at this time and the number and dollar amount to be paid to additional management staff that will likely be employed has not been determined.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
(Individual Grants)

Name (a)	No. of Securities Underlying Options/SARs Granted (#) (b)	Percent of Total Options/ SARs Granted to Employees in Fiscal Year (c)	Exercise of Base Price ($/Sh) (d)	Expiration Date (e)
Peter Gilcud	0	0	0	0
Jesse M. De Castro	0	0	0	0

Item 7.  Certain Relationships and Related Transactions

On April 1, 2008, the Company entered into an employment agreement with Jesse M. De Castro. Under the terms of the agreement, the Company agreed to pay Mr. De Castro a monthly salary of $2,000 per month for the months of April through August 2008 and the sum of $3,500 per month for each month thereafter. The agreement may be terminated, by either party for "cause" and in the event of termination Mr. De Castro is entitled to severance pay equal to 90 days of salary.

On May 23, 2008, the Company's Board of Directors issued 2,000,000 shares of the Company's Common Stock to De Castro Investments, Inc. (which, due to the July 2008 forward split of the Company's Common Stock, became 10,000,000 shares of Common Stock).

In July 2008, the Company's Board of Directors and its stockholders approved an amendment to the Company's Articles of Incorporation to increase the authorized Common Stock of the Company to 200,000,000 and also the forward split of our Common Stock so that, as approved, five new shares of our Common Stock were exchanged for every one existing share of the Company's Common Stock.

On August 30, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $20,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on August 30, 2009.

On September 25, 2008, the Company issued a secured Promissory Note to Seal Commercial, S.A. in connection with the Company's purchase of Wind Sensors. The secured promissory note is secured by the Wind Sensors and the promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2009.

On November 10, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $15,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 10, 2009.

On November 25, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $30,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 25, 2009.

On December 12, 2008, the Company entered into a joint venture agreement with Notos, d.o.o., a limited liability company domiciled in the Republic of Serbia and with Sirius Regulus, d.o.o. a limited liability company domiciled in the Republic of Serbia.

On February 12, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $8,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on February 12, 2010.

On March 6, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $25,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on March 6, 2010.

All of the shares of the Company's Common Stock and the promissory notes described above were issued with a restricted securities legend pursuant to reliance upon the claim of exemption provided by Section 4(2) of the Securities Act of 1933. In each instance, the Company was assured that the investor: (a) was sophisticated and experienced in business, financial, and tax matters; (b) received such disclosures such as the Company's business plan, financial statements, stockholder information, together with copies of the Company's Articles of Incorporation, By-laws, and copies of the minutes and actions of the Company's Board of Directors roughly equivalent to that found in a registration statement; (c) had full and unrestricted access to the Company's books and records; (d) had a full and unrestricted opportunity to ask questions of the Company's officers and directors and to receive answers to all such questions; (e) had a pre-existing business relationship with one or more of the Company's officers and directors of sufficient scope and depth that allowed them to appreciate the background and experience of the Company's management; and (f) understood that the securities acquired were "restricted securities" and that they were issued to the investor for investment purposes only.

Item 8.  Legal Proceedings.

None.

Item 9.  Market Price of and Dividends on Registrant's Common Equity and Other Shareholder Matters.

The Company's Common Stock trades on the non-OTC "Pink Sheets" Market under the symbol, GSAE. Since July 28, 2008, there has been only sporadic quotations with only limited and minimal interest by market makers. As of April 1, 2009, the Company had three market makers. The following represents high and low bid prices by quarter as reported by Pink Sheets, LLC.

	High	Low

2008
1st Quarter	$---	$---
2nd Quarter	$---	$---
3rd Quarter	$4.00	$1.50
4th Quarter	$2.49	$1.10

2008
1st Quarter	$2.45	$0.50
2nd Quarter	$3.50	$2.55

Item 10.  Recent Sales of Unregistered Securities.

On April 1, 2008, the Company entered into an employment agreement with Jesse M. De Castro. Under the terms of the agreement, the Company agreed to pay Mr. De Castro a monthly salary of $2,000 per month for the months of April through August 2008 and the sum of $3,500 per month for each month thereafter. The agreement may be terminated, by either party for "cause" and in the event of termination Mr. De Castro is entitled to severance pay equal to 90 days of salary.

On May 23, 2008, the Company's Board of Directors issued 2,000,000 shares of the Company's Common Stock to De Castro Investments, Inc. (which, due to the July 2008 forward split of the Company's Common Stock, became 10,000,000 shares of Common Stock).

In July 2008, the Company's Board of Directors and its stockholders approved an amendment to the Company's Articles of Incorporation to increase the authorized Common Stock of the Company to 200,000,000 and also the forward split of our Common Stock so that, as approved, five new shares of our Common Stock were exchanged for every one existing share of the Company's Common Stock.

On August 30, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $20,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on August 30, 2009.

On September 25, 2008, the Company issued a secured Promissory Note to Seal Commercial, S.A. in connection with the Company's purchase of Wind Sensors. The secured promissory note is secured by the Wind Sensors and the promissory note may be prepaid without penalty at any time and carries a 7% interest rate and all accrued and unpaid interest and principal are due on September 25, 2009.

On November 10, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $15,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 10, 2009.

On November 25, 2008, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $30,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on November 25, 2009.

On December 12, 2008, the Company entered into a joint venture agreement with Notos, d.o.o., a limited liability company domiciled in the Republic of Serbia and with Sirius Regulus, d.o.o. a limited liability company domiciled in the Republic of Serbia.

On February 12, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $8,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on February 12, 2010.

On March 6, 2009, the Company's Board of Directors approved the issuance of an unsecured promissory note to Jesse M. De Castro in the amount of $25,000 in consideration of the Company's receipt of a cash investment of the same amount by him. The promissory note may be prepaid at any time without penalty and carries a 7% interest rate and all accrued and unpaid interest and principal are due on March 6, 2010.

All of the shares of the Company's Common Stock and the promissory notes described above were issued with a restricted securities legend pursuant to reliance upon the claim of exemption provided by Section 4(2) of the Securities Act of 1933. In each instance, the Company was assured that the investor: (a) was sophisticated and experienced in business, financial, and tax matters; (b) received such disclosures such as the Company's business plan, financial statements, stockholder information, together with copies of the Company's Articles of Incorporation, By-laws, and copies of the minutes and actions of the Company's Board of Directors roughly equivalent to that found in a registration statement; (c) had full and unrestricted access to the Company's books and records; (d) had a full and unrestricted opportunity to ask questions of the Company's officers and directors and to receive answers to all such questions; (e) had a pre-existing business relationship with one or more of the Company's officers and directors of sufficient scope and depth that allowed them to appreciate the background and experience of the Company's management; and (f) understood that the securities acquired were "restricted securities" and that they were issued to the investor for investment purposes only.

Item 11.  Description of Registrant's Securities to be Registered.

Common Stock

As of April 1, 2009, the Company had 26,250,000 shares of the Company's Common Stock (par value $0.001) outstanding. The Company's Articles of Incorporation, authorize the issuance of 200,000,000 shares of the Company's Common Stock. Holders of shares of the Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock have no cumulative voting rights. Holders of shares of Common Stock, subject to the rights of any outstanding Preferred Stock, are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion, from funds legally available therefore.

In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase the Company's Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable.

Item 12.  Indemnification of Directors and Officers.

The Nevada General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by reason of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful, except that, in the case of an action or suit by or in the right of the corporation, the corporation shall not indemnify such persons against judgments and fines and no person shall be indemnified as to any claim, issue, or matter as to which such person shall have been adjudged to be liable for the negligence or misconduct in the performance of that person's duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that such person is fairly and reasonably entitled to indemnity for proper expenses.

Item 13.  Financial Statements and Supplementary Data

See attached financial statements.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits

See attached Financial Statements and exhibits.

Description of Exhibits

The following exhibits required by Item 601 of Regulation S-K are filed herewith:

Exhibit No.	Document Description

3.	Articles of Incorporation, Amendment, and Bylaws
3.(a)	Articles of Incorporation
3.(b)	By-Laws
10.	Material Contracts
10.(a)	Secured Promissory Note ($94,087 - Seal Commercial)
10.(b)	Unsecured Promissory Note ($20,000 - De Castro)
10.(c)	Unsecured Promissory Note ($15,000 - De Castro)
10.(d)	Unsecured Promissory Note ($30,000 - De Castro)
10.(e)	Unsecured Promissory Note ($8,000)
10.(f)	Unsecured Promissory Note ($25,000)
10.(g)	Joint Venture Agreement
10.(h)	Employment Agreement (De Castro)

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

GREEN STAR ALTERNATIVE ENERGY, INC. (Registrant)
Date: April 8, 2009	By: /s/ Peter Giulcud Peter Gilcud, President

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Greenstar Alternative Energy, Inc. f.k.a R&R Travel, Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Greenstar Alternative Energy, Inc. f.k.a R&R Travel, Inc. (A Development Stage Company) as of December 31, 2008 and December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and December 31, 2007 and from inception of the development stage January 1, 2007 through December 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenstar Alternative Energy, Inc. f.k.a R&R Travel, Inc. (A Development Stage Company) as of December 31, 2008 and December 31, 2007, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2008 and December 31, 2007 and from inception of the development stage January 1, 2007 through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has an accumulated deficit of $207,808, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates
Moore & Associates, Chartered
Las Vegas, Nevada
March 4, 2009

6490 West Desert Inn Rd. Las Vegas. NV 89146 (702) 253-7499 Fax (702) 253-7501

Greenstar Alternative Energy, Inc. FKA R&R Travel, Inc. (A Development Stage Company) Balance Sheets

	Audited December 31, 2008	Audited December 31, 2007

ASSETS

Current Assets
Cash	$3,310	$-

Total Current Assets	3,310	-

Total Assets	3,310	-

LIABILITIES & STOCKHOLDERS' EQUITY

LIABILITIES
Accrued Expenses	2,555	-

Current Liabilities

Accounts payable	2,775	-
Loan from director	51,975	-
Other loan payable	94,063	-

Total Liabilities	151,368	-

Stockholders' Equity
200,000,000 shares Common Stock Authorized at $0.001/par value 26,250,000 shares issued and outstanding at December 31, 2008	$26,250	$16,250
Additional Paid-in Capital	33,500	(6,500)
Deficit accumulated during the development stage	(207,808)	(9,750)

Total Stockholders' Equity	(148,058)	0

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,310	$-

The accompanying notes are an integral part of these financial statements.

Greenstar Alternative Energy, Inc. FKA R & R Travel, Inc. (A Development Stage Company) Statements of Operations

	Year Ending December 31, 2008	Year Ending December 31, 2007	From Inception of the Development Stage January 1, 2007 Through December 31, 2008

REVENUES
Revenues	$-	$-	$-

Total Revenues	$-	$-	$-

Operating Expense
Administrative Expense	$195,501	$4,570	$205,253
Interest Expense	$2,555	$-	$2,555
Provision for Income Tax	-	-	-

Net (Loss)	$(198,058)	$(4,570)	$(207,808)

Basic earnings per share	$(0.01)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding	22,962,329	3,250,000	22,962,329

The accompanying notes are an integral part of these financial statements.

Greenstar Alternative Energy Inc. FKA R&R Travel, Inc. (A Development Stage Company) Statements of Stockholders' Equity

	Common Stock	Common Stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total

Balance at December 31, 2006	16,250,000	$16,250	$(6,250)	$(5,180)	$4,820
June 30, 2007 adjustment against APIC			(250)		(250)
Net (loss) for year ended Dec.31, 2007				(4,570)	(4,570)

Balance at December 31, 2007	16,250,000	$16,250	$(6,500)	$(9,750)	$-

Stock bought for cash May 9, 2008 at $0.001 per share	10,000,000	$10,000	$40,000		$50,000
There was 5 to 1 forward stock split in August of 2008
Net (loss) year ending December 31, 2008				(198,058)	(198,058)

Balance December 31, 2008	26,250,000	$26,250	$33,500	$(207,808)	$(148,058)

The accompanying notes are an integral part of these financial statements.

GREENSTAR ALTERNATIVE ENERGY INC. FKA F & R TRAVEL, INC. (A DEVELOPMENT STAGE COMPANY) Statements of Cash Flows

	Year Ended December 31, 2008	Year Ended December 31, 2007	From Inception of the Development Stage January 1, 2007- December 31, 2008

Operating Activities
Net income(Loss)	$(198,058)	$(4,570)	$(204,746)
Less: Net income(loss) from discontinued operations	-	-	-

Net Income(loss) from Continuing Operations	$(198,058)	$(4,570)	$(204,746)

Adjustments to Reconcile Net Loss to Net Cash
Provided by operations:
Depreciation and amortization
Stock issued for services
Gain on settlement of debt
Change in Assets and Liabilities
(Increase)decrease in accounts receivable
(Increase)decrease in deposits
Increase(decrease) in accounts payable	2,775	-	2,775.00
Increase (decrease) in accrued expenses	2,555	-	2,555.00

Net Cash Provided(used) by Continuing Operating Activities	(192,728)	(4,570)	(199,416)

Investing Activities
Cash paid for investment(s)	-	-	-
Cash paid for property and equipment	-	-	-

Net cash provided(used) by investing activities	-	-	-

Financing Activities
Cash received from notes payable	94,063	-	94,063
Cash paid for capital leasees	-	-	-
Cash paid for notes payable-related party	51,975	-	51,975
Cash received from issuance of stock	50,000	-	50,000

Net Cash Provided(used) by Financing Activities	196,038	-	196,038

Increase(decrease) in cash from continuing operations	3,310	(4,570)	(3,378)
Cash and cash equivalents at beginning of period			6,688

Cash and Cash Equivalents at End of Period	$3,310	$-	$3,310

Cash Paid for Interest	$-	$-	$-

Cash Paid for Income Taxes	$-	$-	$-

Non-Cash Activities:
Stock issued for services	$-	$-	$-
Stock issued for accounts payable	$-	$-	$-
Stock issued for notes payable and interest	$-	$-	$-
Stock issued for convertible debentures and interest	$-	$-	$-
Convertible debentures issued for services	$-	$-	$-
Warrants issued	$-	$-	$-
Note payable issued for finance charges	$-	$-	$-
Forgiveness of note payable and accrued interest	$-	$-	$-
Stock issued for penalty on default of convertible debentures	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenstar Alternative Energy, Inc. (the Company) Formerly Known as R&R Travel Inc. was incorporated under the laws of the State of Nevada on March 2, 2001 and originally in the travel business, where the Company provided travel packages to financial services professionals in connection with seminars and other professional education events.

On June 6, 2008, The Company, by amendment to its articles of incorporation, changed its name to Greenstar Alternative Energy, Inc. and changed it business operations to become a provider of clean restorative and profitable energy from wind, water and sunlight; whereas the world's current method of supplying the majority of its energy needs is with fossil fuels.

The Company has minimal operations at this time and is considered a development stage company.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Basis of Presentation

The Company's financial statements are prepared using the accrual method of accounting and have been prepared in accordance with accounting principles generally accepted in the United State. The Company has elected a December 31, year-end.

b.  Basic and Diluted Earnings per Share

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock. SFAS No. 128 supersedes the provisions of APB No. 15, and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share. The Company has adopted the provisions of SFAS No. 128 effective February 12, 2007.

Basic net loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted earnings per share are the same as basic earnings per share due to the lack of dilutive items in the Company.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2008, the Company did not have any cash equivalents.

d.  Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

e.  Income Taxes

Income taxes are provided in accordance with Statement of Financial Accounting Standards No.

109 (SFAS 109), Accounting for Income Taxes. A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards.

Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion of all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

f.  Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash deposits. This cash is on deposit with a large federally insured bank. The Company has not experienced any losses in cash balances and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

g.  Recent Accounting Pronouncements

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, ("FSP EITF 03-6-1"). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, "Earnings per Share." FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have material effect on our consolidated financial position and results of operations if adopted.

In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 163, "Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60". SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 2008, the Financial Accounting Standards Board ("FASB") issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles". SFAS No. 162 sets forth the level of authority to a given accounting pronouncement or document by category. Where there might be conflicting guidance between two categories, the more authoritative category will prevail. SFAS No. 162 will become effective 60 days after the SEC approves the PCAOB's amendments to AU Section 411 of the AICPA Professional Standards. SFAS No. 162 has no effect on the Company's financial position, statements of operations, or cash flows at this time.

In March 2008, the Financial Accounting Standards Board, or FASB, issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133.  This standard requires companies to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company has not yet adopted the provisions of SFAS No. 161, but does not expect it to have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the SEC issued Staff Accounting Bulletin (SAB) No. 110 regarding the use of a "simplified" method, as discussed in SAB No. 107 (SAB 107), in developing an estimate of expected term of "plain vanilla" share options in accordance with SFAS No. 123 (R), Share-Based Payment.  In particular, the staff indicated in SAB 107 that it will accept a company's election to use the simplified method, regardless of whether the company has sufficient information to make more refined estimates of expected term. At the time SAB 107 was issued, the staff believed that more detailed external information about employee exercise behavior (e.g., employee exercise patterns by industry and/or other categories of companies) would, over time, become readily available to companies. Therefore, the staff stated in SAB 107 that it would not expect a company to use the simplified method for share option grants after December 31, 2007. The staff understands that such detailed information about employee exercise behavior may not be widely available by December 31, 2007. Accordingly, the staff will continue to accept, under certain circumstances, the use of the simplified method beyond December 31, 2007.

The Company currently uses the simplified method for "plain vanilla" share options and warrants, and will assess the impact of SAB 110 for fiscal year 2009. It is not believed that this will have an impact on the Company's consolidated financial position, results of operations or cash flows.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In December 2007, the FASB issued SFAS No. 160, Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51.  This statement amends ARB 51 to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this statement was issued, limited guidance existed for reporting non-controlling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This statement improves comparability by eliminating that diversity. This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The effective date of this statement is the same as that of the related Statement 141 (revised 2007). The Company will adopt this Statement beginning March 1, 2009. It is not believed that this will have an impact on the Company's consolidated financial position, results of operations or cash flows.

In December 2007, the FASB, issued FAS No. 141 (revised 2007), Business Combinations'. This Statement replaces FASB Statement No. 141, Business Combinations, but retains the fundamental requirements in Statement 141.  This Statement establishes principles and requirements for how the acquirer: (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The effective date of this statement is the same as that of the related FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements.  The Company will adopt this statement beginning March 1, 2009. It is not believed that this will have an impact on the Company's consolidated financial position, results of operations or cash flows.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2007, the FASB, issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities-Including an Amendment of FASB Statement No.115.  This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. This option is available to all entities. Most of the provisions in FAS 159 are elective; however, an amendment to FAS 115 Accounting for Certain Investments in Debt and Equity Securities applies to all entities with available for sale or trading securities. Some requirements apply differently to entities that do not report net income. SFAS No. 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS No. 157 Fair Value Measurements.  The Company will adopt SFAS No. 159 beginning March 1, 2008 and is currently evaluating the potential impact the adoption of this pronouncement will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No.157, Fair Value Measurements This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. However, for some entities, the application of this statement will change current practice. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including financial statements for an interim period within that fiscal year. The Company will adopt this statement March 1, 2008, and it is not believed that this will have an impact on the Company's consolidated financial position, results of operations or cash flows.

The Company does not expect any recent accounting pronouncements to have a material impact on its financial statements.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 3.  GOING CONCERN

The accompanying financial statements are presented on a going concern basis. The Company operated as R&R Travel from inception (March 2, 2001) until June 6, 2008 when The Company voted to change it's name to Greenstar Alternative Energy Inc. and modified it's business plan to operate as a provider of clean energy. The deficit accumulated during the development stage as of December 31, 2008 is $207,808. Available cash at December 31, 2008 is $3,100.

The future of this Company is dependent upon its ability to obtain financing and upon profitable operations from the development of its business opportunities.

NOTE 4.  INCOME TAXES

As of December 31, 2008

Deferred tax assets:
Net operating loss carryforwards	$ 207,808
Other

Gross deferred tax assets	70,655

Valuation allowance	(70,655)

Net deferred tax assets	$ -0-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company has recorded a valuation allowance for the full amount of the deferred tax asset related to the net operating loss carryforward.

NOTE 5.  NET OPERATING LOSSES

As of December 31, 2008, the Company has a net operating loss carry-forward of approximately $207,808.This operating loss carry-forward expires twenty years from the date the loss was incurred.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 6.  STOCKHOLDERS' EQUITY

On June 6, 2008, the Company voted, to amend its Articles of Incorporation to increase the total number of authorized shares of common stock at par value of $0.001 to $200,000,000 (two hundred million). Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights and are entitled to share rateably in dividends, if any. In the event of a liquidation, dissolution or winding up the Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

All outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no pre emptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

In the fourth quarter of 2001, the Company issued 2,500,000 shares of its par value common stock to various officers and consultants for services rendered to the Company.

In the fourth quarter of 2001, the Company issued an offering of 750,000 shares of its par value common stock to various shareholders in exchange for cash proceeds realized in the amount of $7,500.

In the second quarter of 2008, the Company issued 2,000,000 shares of common stock at a price of $0.025 per share to its new CFO/Director for a total cash consideration of $50,000.

The stockholders' equity section of the Company contains the following classes of capital stock as of December 31, 2008:

•	Common stock, $ 0.001 par value: 200,000,000 authorized 5,250,000 shares issued and outstanding at December 31, 2008.

On June 6, 2008, the Company voted, via amendment to their Articles of Incorporation, to approve a forward share split of the Corporation's outstanding and issued shares of common stock of five (5) shares for each one (1) issued by the Corporation. The registration of this stock took place in the month of August 2008 and the official shareholders' list now reflects a total of 26,250,000 shares issued and outstanding as of December 31, 2008.

GREENSTAR ALTERNATIVE ENERGY, INC. FKA R&R Travel Inc. (A Development Stage Company) Notes to Financial Statements December 31, 2008

NOTE 7.  LOANS PAYABLE

The Company issued an unsecured Promissory Note dated August 30, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $20,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is August 30, 2009. On December 15, 2008, the Company repaid $13,025.The total accrued interest as of December 31, 2008 is $439.

The Company issued a secured Promissory Note to Seal Commercial S.A. dated September 25, 2008 (the "Note") in connection with the purchase of Wind Sensors which act as "collateral" for the said loan. The loan is for $94,087 and the terms and conditions of such Note allow for prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is September 25, 2009. The total accrued interest as of December 31, 2008 is $1,750.

The Company issued an unsecured Promissory Note dated November 10, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $15,000 working capital loan to the Corporation. The terms and conditions of such note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 10, 2009. The total accrued interest as of December 31, 2008 is $149.

The Company issued an unsecured Promissory Note dated November 25, 2008 (the "Note") to Jesse de Castro, a director of the Company, in connection with a $30,000 working capital loan to the Corporation. The terms and conditions of such Note allow for the prepayment of principle and accrued interest at anytime without penalty. The interest rate is 7% per annum and the maturity date is November 25, 2009.The total accrued interest as of December 31, 2008 is $219.

The Company has an account payable of $2,775 as of December 31, 2008.

NOTE 8.  RELATED PARTY TRANSACTIONS

The Company does not lease or rent any property. Office services are provided by the CFO/Director for a monthly fee of $2,000 plus expenses and payments began in July 2008. This fee has been increased to $3,500 as of October 1, 2008. These costs have been reflected in the Company's financials.

On December 12, 2008, the Company entered into a joint venture agreement with two companies domiciled in the Republic of Serbia, namely NOTOS and SIRIUS REGULUS (the parties).

Green Star Alternative Energy (GSAE) and the parties seek to form a joint venture for the planned operation of a wind energy project at the BELO BLATO wind farm in the Republic of Serbia. They also intend to form an entity domiciled in the NETHERLANDS and in so doing, all of the assets, liabilities and business operations conducted in accordance with this Agreement will be transferred to and acquired by this company and each of the parties will acquire an equity interest. GSAE will own 51% of the voting stock and NOTOS and SIRIUS REGULUS will own 49% of the voting stock jointly. GSAE, NOTOS and SIRIUS REGULUS will be the sole stockholders in this company.

NOTE 9.  ADVERTISING COSTS

The Company's policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2008.